CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CHANTICLEER HOLDINGS, INC.

Chanticleer Holdings, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.  The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article Fourth thereof in its entirety and inserting the following in lieu thereof:

“FOURTH: The total number of shares of stock of which the Corporation shall have authority to issue is 45,000,000, all of which shall be shares of Common Stock, par value $.0001 per share.”

2.  The foregoing amendment was duly adopted in accordance with the provisions of Sections 242, 141 (by written consent of the board of directors), and 211 (at a special meeting of the stockholders) of the General Corporation Law of the State of Delaware.

3.  The effective date of this Certificate of Amendment is February 3, 2014.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed on February 3, 2014.

CHANTICLEER HOLDINGS, INC.

By:	/s/Michael D. Pruitt
Name:	Michael D. Pruitt
Title:	Chief Executive Officer